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                                                                   Exhibit 23(d)

                         Independent Auditors' Consent

   We consent to the use of our report dated January 16, 2001, except for note R, which is as of March 7, 2001 incorporated herein by reference, relating to the consolidated financial statements of Mid-America Bancorp and subsidiaries (Mid-America) as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Mid-America, and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.

/s/ KPMG LLP

Louisville, Kentucky
December 18, 2001